John W. Hlywak, Jr. (Investors)              Jay Higham (Media/Physicians)
Senior Vice President & CFO                  Senior Vice President of Marketing
IntegraMed America, Inc.                     IntegraMed America, Inc.
(914) 251-4143                               (914) 251-4127
jhlywak@integramed.com                       jhigham@integramed.com
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http://www.integramed.com
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Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
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(212) 838-3777
Bruce Voss (bvoss@lhai.com)
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(310) 691-7100
www.lhai.com


                   INTEGRAMED AMERICA LAUNCHES ARTWORKS STATS
                         FERTILITY DATABASE APPLICATION

PURCHASE, N.Y. (January 29, 2002) -- IntegraMed America, Inc. (Nasdaq NM: INMD) today launched the ArtWorks Stats(TM) fertility database application. This new technology is designed to bring the immediacy of clinical information to the physicians and other caregivers where and when they need it to more effectively treat patients seeking fertility care.

Infertility is a chronic medical condition, which involves intensive monitoring of laboratory and other test results for effective treatment. Physicians and patients would benefit greatly from an information system that allows real-time tracking of results and comparison of treatment protocols to a large body of data for making better decisions. ArtWorks Stats was designed to provide that benefit.

"My patients and staff are the real beneficiaries of the ArtWorks Stats system," said Aaron Lifchez, MD Fertility Centers of Illinois. "It allows us to use real time statistics in our treatment decisions and that certainly helps to improve patient care."

All fertility physicians have a need to track and monitor patient treatment data. In addition, all fertility centers that provide assisted reproductive technology services, such as in vitro fertilization, are required by the federal government to report patient treatment and outcome data to SART. Until now, physicians have not been able to satisfy these needs in a simple and seamless way. To improve data collection and simplify the submission of this data, IntegraMed worked closely with personnel from SART to enable electronic transfer of the required data directly from ArtWorks Stats to SART thereby eliminating duplicate data entry and improving data integrity and quality.


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"Our fertility center has become very dependent on the ArtWorks Stats database,"
said Patricia McShane, MD Reproductive Science Center of Boston. "We have integrated the system into the routine daily work-flow of the office and rely heavily on the system in helping us to make better treatment decisions for our patients. Now that the system also transmits our SART data automatically, we have improved the efficiency and effectiveness of our medical practice greatly."

ArtWorks Stats was designed to minimize data entry by physicians and their staff. The system will automatically accept data transfer of patient demographic information from leading patient billing systems and an endocrine laboratory system. These features save time and improve the quality of information physicians have for making treatment decisions.

"For the first time, IntegraMed affiliated fertility centers now have a tool that allows them to track and analyze patient information and report SART required data all in one simple process," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "This database application has been developed and field-tested in cooperation with our network of leading Reproductive Science Centers across the country. We believe we now have the most user friendly, yet powerful system of its kind available on the market."

ArtWorks Stats is available to all fertility centers affiliated with IntegraMed on a monthly subscription basis. No special hardware or software is required and all patient data is backed up and secure on the Company's servers.

IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients, providers, payers and manufacturers. Specifically, the Company provides Business Services to a network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; operates www.integramed.com, an award-winning infertility Web site; and conducts clinical research through IntegraMed Research Institute.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).


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